EXHIBIT 99.1

Concur Technologies Announces 36% Quarter over Quarter Growth in

New Annual Recurring Revenue

Fiscal 2004 Second Quarter Earnings Highlight Transformation

into Leading Business Services Provider

REDMOND, Wash., April 28, 2004 – Concur Technologies, Inc. (NASDAQ: CNQR), the leading provider of Corporate Expense Management solutions, today reported financial results for its second quarter ended March 31, 2004.

Concur reported net income for the second quarter of fiscal 2004 of $0.2 million, or $0.01 per share, which was at the high end of the range expected by the company. This compares to a net income of $0.6 million, or $0.02 per share, for the first quarter of fiscal 2004, and a net loss of $0.4 million, or ($0.01) per share, for the second quarter of fiscal 2003. Excluding the amortization of intangible assets recorded in the second quarter of 2004, pro forma net income for the quarter was $0.5 million, or $0.01 per share. Fiscal 2004 second quarter revenues were $13.2 million, compared to $13.4 million for the first quarter of fiscal 2004, and to $13.8 million for the second quarter of fiscal 2003.

“Subscription revenue of $9.7 million in the second quarter was ahead of plan due to rapid customer deployments, and now represents 73% of total revenue,” said Steve Singh, chairman and chief executive officer for Concur Technologies. “We are seeing strong growth in new customer acquisition coupled with the expected shift in demand from license software to subscription services. As a result, although license revenues continue to trend down, we expect that new annual recurring revenue signed within this fiscal year will be between $11.0 million and $13.0 million, which is higher than originally anticipated.”

“We are pleased with the substantive acceleration in demand for our subscription services. Our expectation is that, two quarters from now, Concur will no longer require the benefit of license revenues in order to be profitable,” Singh added. “At that point, our transformation from a traditional software license-oriented company to a business services company will be complete.”

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Financial Highlights

•	Subscription revenue was $9.7 million for the second quarter of fiscal 2004 or 73% of total revenue, compared with $9.2 million for the first quarter of fiscal 2004 or 69% of total revenue, and compared with $8.6 million or 62% of total revenue for the second quarter of fiscal 2003.

•	New annual recurring revenue generated during the second quarter of fiscal 2004 was $3.0 million, compared with $2.2 million for the first quarter of fiscal 2004, and compared with $1.2 million for the second quarter of fiscal 2003. Annual recurring revenue is the one-year value of new and incremental subscription contracts signed in the applicable quarter.

•	Concur entered into a seven-year contract with Accenture Inc. to provide Concur Expense to automate the expense reporting process for a large government entity. As a result of this multi-million dollar agreement, Concur deferred $700,000 in billable consulting revenue that will be recognized over the life of the contract.

•	Cash flows from operations were $1.2 million for the second quarter of fiscal 2004, compared with $1.9 million for the first quarter of fiscal 2004, and compared with $3.1 million for the second quarter of fiscal 2003.

•	Cash, cash equivalents and marketable securities were $23.1 million at the end of the second quarter of fiscal 2004, compared with $22.9 million at the end of the first quarter of fiscal 2004, and compared with $18.4 million at the end of the second quarter of fiscal 2003.

•	Gross margin was 60% for the second quarter of fiscal 2004, compared with 59% for the first quarter of fiscal 2004, and compared with 57% for the second quarter of fiscal 2003.

•	Operating margin was 1% for the second quarter of fiscal 2004, compared with 4% for the first quarter of fiscal 2004, and compared with (3%) for the second quarter of fiscal 2003.

Business Highlights

•	Concur signed contracts with new and existing customers, including Advanced Medical Optics, Inc., CBI Holdings, Inc., Cingular Wireless LLC, Clayton Utz, Cognizant Technology Solutions, EarthLink, Inc., Graphic Packaging International, Inc., Hitachi Global Storage Technologies, Inc., JLG Industries, Inc., Reebok International Ltd., Symbol Technologies, Inc., Tokyo Electron America, Inc., Trinity Industries, Inc., United States Postal Service, Unitor ASA, and Visteon Corporation.

•	Concur simultaneously upgraded more than 1,000 of its customers overnight to Concur Expense Service Pro 3.5. Among the many enhancements that are now part of the service, the update provides customers with advanced audit and analysis capabilities.

•	Concur continued its commitment to customer focused innovation with the release of Concur Expense 7.1. A highlight of the release empowers Concur’s global customers to deliver Concur Expense Service in a variety of languages including English, Spanish, French, Italian, German, Portuguese (Brazilian), and Japanese.

Business Outlook

The following statements are based on our current expectations and we do not undertake any duty to update them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors.

•	Concur expects total net revenues to be between $14.0 million and $15.0 million for the third quarter of fiscal 2004, between $16.0 million and $17.0 million for the fourth quarter of fiscal 2004, and between $57.0 million and $58.5 million for fiscal 2004.

•	Concur expects the gross margin to be between 54% and 60% for the third quarter of 2004, and between 58% and 61% for fiscal 2004.

•	Concur expects the operating margin to be between (4%) and 7% for the third quarter of fiscal 2004, and between 3% and 8% for fiscal 2004.

•	Concur expects earnings per share of between ($0.01) and $0.03 for the third quarter of fiscal 2004, between $0.02 and $0.07 for the fourth quarter of fiscal 2004, and between $0.05 and $0.12 for fiscal 2004. Excluding the non-cash amortization of intangible assets expected to be recorded in fiscal 2004, pro forma earnings per share is expected to be between $0.08 and $0.15 for the year.

•	Concur expects new annual recurring revenues generated during fiscal 2004 to be between $11.0 million and $13.0 million.

•	Concur expects earnings per share of between $0.25 and $0.40 for fiscal 2005. Excluding the amortization of intangible assets expected to be recorded in fiscal 2005, pro forma earnings per share is expected to be between $0.28 and $0.43 for the year.

About Concur Technologies, Inc.

Concur Technologies, Inc. (NASDAQ: CNQR) is the world’s leading provider of Corporate Expense Management solutions, servicing thousands of companies worldwide. Concur’s solutions include Concur Expense and Concur Expense Service for travel and entertainment expense management and Concur Payment for managing employee request for vendor payments. Concur also offers value-added software and services to complement its core solutions, including Concur Imaging Service, Concur Travel Integration, Concur Business Intelligence, and Concur Total Access. Concur Business Services provide rapid ROI by streamlining business processes, reducing operating costs, improving internal controls and empowering financial managers to apply greater insight into their company’s spending patterns. More information about Concur is available at www.concur.com.

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All company or product names are trademarks and/or registered trademarks of their respective owner.

This press release contains forward-looking statements that are inherently uncertain. These forward-looking statements, such as the statements made by Mr. Singh and the statements in the Business Outlook section, are based on Concur’s current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: potential delays in market adoption of our subscription service offerings; potential increases in the rate of attrition of customers of our subscription service offerings; the current general economic environment, including the level of investment in information technology by our customers; the level of business travel that may reduce the use of our products and services or inhibit new sales of our products and services; potential difficulties associated with strategic relationships and with development of new products and services; risks associated with expansion into new geographic markets; the lengthy sales cycle for our products and services, which makes the prediction of future operating results difficult; and uncertain market acceptance of recently introduced or future products and services.

Please refer to the company’s public filings made with the Securities and Exchange Commission (http://www.sec.gov) for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

Investor Contact:

John Adair, Concur Technologies, Inc., 425-497-6439, johna@concur.com

CONCUR TECHNOLOGIES, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2004	2003	2004	2003
Revenues:
Subscription	$9,664	$8,569	$18,874	$16,181
Consulting	2,220	3,997	5,227	8,215
License	1,356	1,244	2,532	4,010

Total revenues	13,240	13,810	26,633	28,406

Expenses:
Cost of operations	5,354	5,932	10,782	12,197
Sales and marketing	3,595	3,620	6,832	7,427
Research and development	2,279	2,674	4,484	5,381
General and administrative	1,610	1,774	3,331	3,328
Amortization of intangible asset	285	285	570	570

Total expenses	13,123	14,285	25,999	28,903

Income (loss) from operations	117	(475)	634	(497)
Other income, net	88	46	169	55

Net income (loss)	$205	$(429)	$803	$(442)

Net income (loss) per share
Basic	$0.01	$(0.01)	$0.02	$(0.01)
Diluted	$0.01	$(0.01)	$0.02	$(0.01)

Weighted shares outstanding
Basic	32,482	30,989	32,357	30,709
Diluted	36,803	30,989	36,750	30,709

Pro Forma Results

Pro forma net income (loss), which excludes amortization of intangible asset	$490	$(144)	$1,373	$128

Pro forma net income (loss) per share, which excludes amortization of intangible asset
Basic	$0.02	$(0.00)	$0.04	$0.00
Diluted	$0.01	$(0.00)	$0.04	$0.00

Shares used in calculation of basic and diluted pro forma net income (loss) per share
Basic	32,482	30,989	32,357	30,709
Diluted	36,803	30,989	36,750	33,907

Pro forma results for the periods presented above are for informational purposes only and are not prepared in accordance with accounting principles generally accepted in the United States. This information presents the operating results of Concur Technologies, Inc., which excludes amortization of the intangible asset relating to the acquisition of Captura Software, Inc. totaling $0.3 million in each of the three month periods, and $0.6 million in each of the six month periods presented.

CONCUR TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(in thousands except per share data)

(Unaudited)

	March 31, 2004	September 30, 2003
ASSETS

Current assets
Cash and cash equivalents	$23,053	$21,607
Accounts receivable, net	8,120	7,862
Prepaid expenses and other current assets	3,007	2,663

Total current assets	34,180	32,132
Property and equipment, net	3,134	1,331
Restricted cash	550	550
Intangible assets	7,504	8,074
Other assets	1,305	886

Total assets	$46,673	$42,973

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$4,886	$4,478
Current portion of long-term obligations	675	768
Current portion of deferred revenues	10,437	9,905

Total current liabilities	15,998	15,151
Long-term obligations, net of current	76	199
Long-term deferred revenues, net of current	3,005	2,015

Total liabilities	19,079	17,365

Stockholders’ equity
Common stock, $0.001 par value:	238,456	237,402
Authorized – 60,000; issued and outstanding – 32,586 and 32,142
Accumulated other comprehensive income	129	—
Accumulated deficit	(210,991)	(211,794)

Total stockholders’ equity	27,594	25,608

Total liabilities and stockholders’ equity	$46,673	$42,973

CONCUR TECHNOLOGIES, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2004	2003	2004	2003
Operating activities
Net income (loss)	$205	$(429)	$803	$(442)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of intangible asset	285	285	570	570
Depreciation	403	752	809	1,771
Provision for accounts receivable allowances	220	213	424	200
Changes in operating assets and liabilities:
Accounts receivable	(1,939)	2,465	(647)	2,308
Prepaid expenses, deposits, and other assets	(799)	623	(749)	(530)
Accounts payable	268	(544)	285	(1,034)
Accrued liabilities	516	(735)	51	(864)
Deferred revenues	2,032	514	1,507	2,182

Net cash provided by operating activities	1,191	3,144	3,053	4,161

Investing activities

Purchases of property and equipment	(1,798)	(218)	(2,601)	(457)
Maturities of marketable securities	—	1,000	—	1,000
Acquisition of Captura Software, Inc., net of cash acquired	—	(95)	—	(510)

Net cash (used in) provided by investing activities	(1,798)	687	(2,601)	33

Financing activities

Proceeds from issuance of common stock from exercise of stock options	590	230	1,054	338
Proceeds from borrowings	289	—	289	915
Payments on borrowings and capital leases	(147)	(351)	(489)	(1,127)
Increase in restricted cash balances	—	—	—	(700)

Net cash provided by (used in) financing activities	732	(121)	854	(574)
Effect of foreign currency exchange rates on cash and cash equivalents	33	—	140	—

Net increase in cash and cash equivalents	158	3,710	1,446	3,620
Cash and cash equivalents at beginning of period	22,895	13,656	21,607	13,746

Cash and cash equivalents at end of period	$23,053	$17,366	$23,053	$17,366